EXHIBIT 10.1

SEPARATION AGREEMENT AND

RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This SEPARATION AGREEMENT AND RELEASE OF CLAIMS AND COVENANT NOT TO SUE (“Agreement”) is entered into by and between Daniel P. Dyer (“Executive”) and Marlin Business Services Corp., a Pennsylvania corporation (“Company”) (each, a “Party”, collectively, “the Parties”).

WHEREAS, Company and Executive previously entered into that certain employment agreement dated October 14, 2003, as amended by the Amendment 2008-1 to the employment agreement dated December 31, 2008 (collectively, the “Employment Agreement”);

WHEREAS, Executive is employed by Company as Chief Executive Officer and is a member of Company’s Board of Directors;

WHEREAS, Executive and Company have reached a full and final agreement between and among them relating to Executive’s employment with Company and separation from Company.

NOW THEREFORE, in exchange for their mutual promises herein set forth, each intending to be legally bound hereby, and in consideration of the following mutual promises and covenants, the Parties hereby agree as follows:

1.                  Date of Termination.

(a)                Executive and Company agree that Executive will retire and his employment will terminate, and the Company will treat his termination as a termination without Cause pursuant to Section 7(a)(iv) of the Employment Agreement. Executive and Company further agree that (i) the forty-five (45) day written notice period established under Section 7(a)(iv) of the Employment Agreement is hereby waived, (ii) Executive’s Date of Termination shall be October 20th, 2015, and (iii) Company shall pay Executive, within ten (10) days following Employee’s Date of Termination and provided this Agreement is effective per Section 7 below, an amount equal to his bi-weekly Base Salary (net of applicable taxes consistent with past practices) for the period between the Date of Termination and November 27, 2015. On or prior to the Date of Termination, Executive shall return all Company property, including without limitation, all computers, keys, credit cards, passes, confidential documents or materials and all memoranda, notes, plans, records, reports, computer files, printouts and software and other documents and materials (and copies thereof) relating to the Company or its subsidiaries or affiliates whether in hard copy, electronic format or otherwise, that is in Executive’s possession or under his control. For the avoidance of doubt, per Section 7(c) of the Employment Agreement, Executive shall be deemed to have resigned from all offices and directorships held with the Company or any of its Affiliates as of the Date of the Termination. Executive agrees to execute any required paperwork in order to effectuate such resignation(s).

(b)               Executive will be paid for all accrued but unused paid time off and unreimbursed business expenses through the Date of Termination regardless of whether he signs this Agreement. Such accrued paid time off will be paid in accordance with applicable law. Executive shall receive any vested benefits to which he is entitled under the express terms of any employee benefit plan.

2.                  Separation Benefits. Provided Executive signs and does not revoke this Agreement, and signs the re-affirmation of this Agreement on his Date of Termination, Company will pay or provide Executive the payment and benefits set forth in Section 7(b)(iii) of the Employment Agreement, which are as follows

(a)                Two times Executive’s current base salary, or eight hundred fifty-four thousand five hundred and twenty-eight dollars ($854,528.00);

(b)               Two times Executive’s average of incentive bonus for two fiscal years preceding the Date of Termination, or seven hundred fifty-eight thousand six hundred and twenty-five dollars ($758,625.00);

(c)                The “COBRA Payment” which shall be an amount equal to twenty-four (24) times the monthly applicable premium for COBRA coverage as in effect on the Date of Termination for the medical and dental coverage level in effect with respect to Executive and, as applicable, his family, as of the Date of Termination under Company’s group medical and dental plan. Executive will be paid an additional “gross-up payment” pursuant to this paragraph (c) for all applicable withholding taxes that would otherwise apply to the COBRA Payment such that the net after-tax amount that Executive will receive pursuant to this paragraph (c) will be equal to the COBRA Payment;

(d)               The “Life and Disability Payment” which shall be an amount equal to two (2) times the sum of (i) the annual premium for additional life insurance (minimum level $695,000) and (ii) the annual premium for additional disability insurance (minimum level $9,000 monthly benefit) under Company’s group life insurance plan and group long-term disability plan, as applicable, each as in effect on the Date of Termination. Executive will be paid an additional “gross-up payment” pursuant to this paragraph (d) for all applicable withholding taxes that would otherwise apply to the Life and Disability Payment such that the net after-tax amount that Executive will receive pursuant to this paragraph (d) will be equal to the Life and Disability Payment;

(e)               The incentive bonus earned but unpaid for any fiscal year completed prior to the year in which the Date of Termination occurs, if any;

(f)                All stock options, restricted stock units and other stock incentives which are not otherwise vested as of the Date of Termination shall vest immediately upon the Date of Termination and any stock options granted to Executive after October 14, 2003 will remain exercisable for two (2) years following the Date of Termination (or, if less, the original term of the option).

The payments due under Section 2(a)-(e) above shall be made in a lump sum within 30 days following the Date of Termination, subject to satisfaction of the applicable requirements referenced above.

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3.                  Restrictive Covenants. Executive acknowledges and agrees that the provisions of the Employment Agreement in Section 9 relating to (a) the definitions of “Business”, “Competitive Position”, “Confidential Information”, “Customer”, “Restricted Territory” and “Trade Secrets”; (b) limitations on competition (at 9(b)), confidentiality (at 9(c)), non-solicitation of company customers (at 9(d)), and non-solicitation of company personnel (at 9(e)); and (c) acknowledgements (at 9(f)); and injunctive relief and enforcement; and partial enforcement (at 9(g)), shall continue to apply to Executive and Company and are hereby incorporated by reference. Nothing in this Section 3 or the referenced sections of the Employment Agreement prohibits Executive from reporting possible violations of federal law to any governmental agency or entity or making other disclosures that are protected under whistleblower provisions of federal law. For the avoidance of doubt, Executive acknowledges and agrees that, in the event of breach by Executive of any of the provisions relating to limitations on competition (at 9(b)), confidentiality (at 9(c)), non-solicitation of company customers (at 9(d)), and non-solicitation of company personnel (at 9(e)), Company shall be entitled to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of the Employment Agreement by Executive and to enjoin Executive from any further violation and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges that money damages would be an insufficient remedy for any breach by him of any such provisions and that in addition to all other remedies, Company shall be entitled to specific performance and injunctive or other equitable relief for any such breach.

4.                  Release and Covenant. Executive, of his own free will, voluntarily releases and forever discharges Company, its subsidiaries, affiliates, their officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Company) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against Company upon or by reason of any matter arising out of his employment by Company and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other federal or state law, regulation or ordinance, or public policy, contract or tort law, having any bearing whatsoever on the terms and conditions or cessation of his employment with Company. This release shall not, however, constitute a waiver of any of Executive’s rights upon termination of employment under (i) Sections 7 and 8 of the Employment Agreement, (ii) the terms of any employee benefit plan of Company in which Executive is participating or (iii) the policies of Company with regard to business expense reimbursement.

The Parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or participate in any charge of discrimination or other investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made against Company, he shall not be entitled to recover any individual monetary relief or other individual remedies beyond what is provided in this Agreement.

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5.                  Mutual Non-Disparagement. Executive agrees not to make any defamatory or disparaging statement, writing, or communication pertaining to the character, reputation, business practices or conduct of Company or its subsidiaries or any of their respective officers, directors or employees. For the avoidance of doubt, this includes any such statement, writing or communication made on social media. Company agrees that no member of its Board of Directors nor any officer holding a position equal or higher than a Senior Vice-President (by way of example and not limitation, Company’s Chief Executive Officer, Chief Operating Officer, Chief Sales Officer, General Counsel, Chief Financial Officer, President (of Company or any designated area or division thereof), Vice-President or Senior Vice-President (of Company or any designated are or division thereof) will make any defamatory or disparaging statement, writing, or communication pertaining to your character, reputation, business practices or conduct. For the avoidance of doubt, this includes any such statement, writing or communication made on social media. In the event of a breach of this Section 5, the aggrieved party may institute litigation to specifically enforce the terms of this Section 5 and to seek damages resulting from such breach.

6.                  Section 409A. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder, while still providing Executive with the economic benefit intended by this Agreement (subject to deferral as provided below). To the maximum extent permitted under Section 409A of the Code, the severance benefits payable under this Agreement are intended to be exempt from the provisions of Section 409A of the Code; provided, however, that to the extent any such amount payable to Executive during the six (6) month period following the Date of Termination constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount”. Payment of the Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following the Date of Termination. If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive’s estate within thirty (30) days after Executive’s death.

7.                  Due Care; Knowing and Voluntary. Executive acknowledges that he has received a copy of this Agreement on October 14, 2015 and has been advised hereby of his opportunity to review and consider this Agreement for 21 days prior to his execution of this Agreement. Executive enters into this Agreement having freely and knowingly elected, after due consideration, to execute this Agreement and to fulfill the promises set forth herein. Executive is hereby advised and acknowledges that he has been advised to consult with an attorney prior to executing this Agreement; this Agreement is written in a manner understood by him; this Agreement refers to rights under the Age Discrimination in Employment Act, as amended; he has received valuable consideration for this Agreement other than amounts to which he is already entitled; and this Agreement contains a general release of all claims Executive has, had, or may have against Company and the others specified in Section 4, but Executive is not waiving any claims that may arise in the future following his execution of this Agreement. This Agreement shall be revocable by Executive during the 7-day period following his execution, and shall not become effective or enforceable until the expiration of such 7-day period. The severance payments set forth in Section 2 shall be forfeited by Executive if he exercises the right of revocation or fails to execute this Agreement by November 15, 2015.

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8.                 Reliance by Executive. Executive acknowledges that, in his decision to enter into this Agreement, he has not relied on any representations, promises, or agreements of any kind, including oral statements by representatives of Company, except as set forth in this Agreement.

9.                 Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of the conflicts of laws. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

10.             Amendments. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.

11.             Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement. This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this Agreement shall be fully enforceable against a party which has executed the Agreement by facsimile.

If Executive signs this release in less than 21 days, Executive confirms that he does so voluntarily and without any pressure or coercion of any nature from anyone at Company.

MARLIN BUSINESS SERVICES CORP.		DANIEL P. DYER

/s/ Edward R. Dietz		/s/ Daniel P. Dyer

Dated:	10.20.2015	Dated:	10.20.2015

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